Exhibit 5.1

Client: 31450-00008

                    , 2017

Foundation Building Materials, Inc.

2741 Walnut Avenue, Suite 200

Tustin, CA 92780

Re:	Foundation Building Materials, Inc.

Registration Statement on Form S-1 (File No.                     )

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, File No.                     , as amended (the “Registration Statement”), of Foundation Building Materials, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to                      shares (including any shares that may be sold upon exercise of the underwriters’ option to purchase additional shares) of the Company’s common stock (the “Common Stock”), par value $0.001 per share (the “Company Shares”), and the sale by the selling stockholder identified in the Registration Statement of up to                      shares (including any shares that may be sold by the selling stockholder upon exercise of the underwriters’ option to purchase additional shares) of Common Stock (the “Secondary Shares”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (1) the Company Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable, and (2) the Secondary Shares, when issued pursuant to the                      for one stock split described in the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

[DRAFT]